EXHIBIT 10.32

CREDIT AGREEMENT

dated as of

January 20, 2004

among

PEROT SYSTEMS CORPORATION,
as Borrower,

THE LENDERS PARTIES HERETO,

JPMORGAN CHASE BANK,
as Administrative Agent,

KEYBANK NATIONAL ASSOCIATION AND SUNTRUST BANK,
as Co-Syndication Agents, and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger

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     SCHEDULES:

     Schedule 1.01 – Disclosed Matters

     Schedule 2.01 – Commitments

     Schedule 3.12 – Subsidiaries

     EXHIBITS:

     Exhibit A – Form of Assignment and Assumption

     Exhibit B – Form of Guaranty Agreement

     Exhibit C – Form of Pledge Agreement

     Exhibit D-1 – Form of Opinion of Counsel to the Credit Parties

     Exhibit D-2 – Form of Opinion of Associate General Counsel of the Borrower

iii

     CREDIT AGREEMENT dated as of January 20, 2004 among PEROT SYSTEMS CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS party hereto, JPMORGAN CHASE BANK, as Administrative Agent, KEYBANK NATIONAL ASSOCIATION and SUNTRUST BANK, as Co-Syndication Agents, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agent (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”).

     The parties hereto agree as follows:

ARTICLE I.

Definitions

     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

     “Acquisition” has the meaning assigned to such term in Section 6.04.

     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

     “Adjustment Date” means, with respect to the calculation of the Applicable Rate following the end of each fiscal quarter, the earlier of (a) the date which is 45 days after the end of such fiscal quarter, in the case of the first three fiscal quarters of the Borrower in each fiscal year, and the date which is 90 days after the end of such fiscal quarter, in the case of the final fiscal quarter of the Borrower in each fiscal year, and (b) the date which is two Business Days after Borrower has delivered to Administrative Agent the financial statements of Borrower with respect to such fiscal quarter as required by Section 5.01(a) or 5.01(b), as applicable, of this Agreement.

     “Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders under the Credit Documents, together with its successors and assigns in such capacity.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

     “Agreement” has the meaning assigned to such term in the opening paragraph hereof.

     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

     “Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Facility Fee Rate”, as the case may be, based upon the Debt/EBITDA Ratio applicable on such date (calculated in accordance with Section 6.08(a)), as follows:

Level:	Debt/EBITDA Ratio:	ABR Spread	Eurodollar Spread	Facility Fee Rate

IV	Greater than or equal to 2.00 to 1.00	0.50%	1.75%	0.50%
III	Less than 2.00 to 1.00, but greater than or equal to 1.50 to 1.00	0.25%	1.50%	0.35%
II	Less than 1.50 to 1.00, but greater than or equal to 1.00 to 1.00	0.00%	1.25%	0.25%
I	Less than 1.00 to 1.00	0.00%	1.00%	0.20%

On the Effective Date and continuing through and including the day immediately preceding the first Adjustment Date occurring after the Effective Date, the ABR Spread shall be 0.00%, the Eurodollar Spread shall be 1.00% and the Facility Fee Rate shall be 0.30% per annum, and for each period thereafter beginning on an Adjustment Date and ending on the day immediately preceding the next succeeding Adjustment Date, the Applicable Rate shall be as set forth opposite the applicable Debt/EBITDA Ratio in the table above, as determined at the end of the most recently ended fiscal quarter prior to the applicable Adjustment Date in accordance with the definition of “Adjustment Date”. Notwithstanding the foregoing, (a) if on any day after the first Adjustment Date occurring after the Effective Date the Facility Usage is less than 25% of the amount of the total Commitments, then for each day that the Facility Usage is less than 25% of the amount of the total commitments, the Facility Fee Rate will be increased 0.10% and (b) if the Borrower fails to furnish to the Administrative Agent the financial statements of the Borrower and related certificate of a Financial Officer of the Borrower with respect to any fiscal quarter within the time periods specified in Section 5.01(a) or 5.01(b), as applicable, then the Applicable Rate prescribed in Level IV above shall apply as of the date such financial statements were required to be delivered until the day immediately preceding the date such financial statements and compliance certificate are so delivered.

     “Approved Fund” has the meaning assigned to such term in Section 9.04.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

     “Borrower” has the meaning assigned to such term in the opening paragraph hereof.

     “Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Dallas, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     “Capital Lease” means, with respect to any Person which is the lessee thereunder, any lease or charter of property, real or personal, which would, in accordance with GAAP, be recorded as an asset under a capital lease on a balance sheet of such Person.

     “Capital Lease Obligations” means, with respect to any Person on any date, the amount which would, in accordance with GAAP, be recorded as an obligation under a Capital Lease on a balance sheet of such Person as lessee under such Capital Lease as at such date.

     “Change in Control” means (a) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Perot Family Members, acquires ownership, directly or indirectly, beneficially or of record of, or possesses the ability to exercise voting power, whether by contract or otherwise, with respect to, Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $100,000,000.

     “Consolidated EBIT” means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of: (a) Consolidated Net Income, plus (b) charges against income for foreign, federal, state, and local taxes, to the extent deducted in computing Consolidated Net Income, plus (c) Consolidated Interest Expense, plus (d) extraordinary or non-recurring non-cash losses to the extent deducted in computing Consolidated Net Income, minus (e) extraordinary or non-recurring non-cash gains to the extent included in computing Consolidated Net Income, calculated on a rolling four-quarter basis for covenant compliance purposes.

     “Consolidated EBITDA” means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of: (a) Consolidated Net Income, plus (b) charges against income for foreign, federal, state, and local taxes, to the extent deducted in computing Consolidated Net Income, plus (c) Consolidated Interest Expense, plus (d) depreciation expense, to the extent deducted in computing Consolidated Net Income, plus (e) amortization expense, including, without limitation, amortization of goodwill, other intangible assets and Transaction Expenses, to the extent deducted in computing Consolidated Net Income, plus (f) extraordinary or non-recurring non-cash losses to the extent deducted in computing Consolidated Net Income, minus (g) extraordinary or non-recurring non-cash gains to the extent included in computing Consolidated Net Income, calculated on a rolling four-quarter basis for covenant compliance purposes; provided that if (i) the Synthetic Lease Documents are hereafter amended or (ii) the obligations of the Borrower under the Synthetic Lease Documents are hereafter refinanced with the proceeds of a replacement credit facility, in each case to modify, in a manner reasonably satisfactory to the Administrative Agent, the definition of “Consolidated EBITDA” set forth therein to include, on a pro forma basis, the results of operations of acquired entities or businesses, this definition shall upon the written request of the Borrower be modified in a substantially similar manner, such modification to be effected by an amendment that is executed by the Borrower and the Administrative Agent, each of the Lenders hereby consenting to such amendment in such manner.

     “Consolidated Funded Indebtedness” means, at any time, the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time (including the then-outstanding “Property Balance” under the Synthetic Lease Documents (as such term is defined in the Synthetic Lease as in effect on the date hereof, subject to the last sentence of Section 1.03) and any similar amount under any other synthetic lease or similar finance lease hereafter entered into by the Borrower or any of its Subsidiaries), whether or not such amount is due or payable at such time, calculated for covenant compliance purposes in a manner consistent with past practice with respect to the Synthetic Lease Documents; provided that if “Consolidated Funded Indebtedness” under the Synthetic Lease Documents is at any time hereafter calculated in a manner that differs from past practice with respect thereto and with a more restrictive result, Consolidated Funded Indebtedness hereunder shall be calculated in a similar manner and with a correspondingly more restrictive result.

     “Consolidated Indebtedness” means, at any time, the Debt of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

     “Consolidated Interest Expense” means, with reference to any period, on a consolidated basis for the Borrower and its Subsidiaries, the interest expense (including all payments of Basic Rent (as defined in the Synthetic Lease as in effect on the date hereof, subject to the last sentence of Section 1.03) and the interest component (determined in accordance with GAAP) of Capital Leases) for such period, calculated on a rolling four-quarter basis for covenant compliance purposes.

     “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

     “Consolidated Net Worth” means, at any time (a) the total assets of the Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus (b) the total liabilities of the Borrower and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with GAAP.

     “Consolidated Subsidiaries” means, with respect to the Borrower on any date, all Subsidiaries and other entities whose accounts are consolidated with the accounts of the Borrower as of such date in accordance with the principles of consolidation reflected in the audited financial statements of the Borrower as of such date then most recently delivered to Lenders.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     “Co-Syndication Agents” means KeyBank National Association and SunTrust Bank, in their capacity as co-syndication agents under the Credit Documents, together with their respective successors and assigns in such capacity.

     “Credit Documents” means, collectively, this Agreement, the Guaranty Agreement, the Pledge Agreement and each other agreement, instrument or document executed at any time in connection with any of the foregoing, as each such Credit Document may be amended, restated, supplemented or otherwise modified from time to time.

     “Credit Parties” means, collectively, the Borrower, each Guarantor, each Pledgor and each Pledged Foreign Subsidiary.

     “Debt” means, with respect to any Person, without duplication, (a) indebtedness for borrowed money (including, without limitation, indebtedness evidenced by debt securities), (b) obligations to pay the deferred purchase price of property or services, except trade accounts payable in the ordinary course of business, (c) Capitalized Lease Obligations, in the case of each of the foregoing clauses (a) through (c), for which such Person or any of its Consolidated Subsidiaries shall be liable as a primary obligor or under any guaranty of any such indebtedness or other such obligations of an entity not included in such Person’s consolidated financial statements, and (d) any such indebtedness or other such obligations of any entity not included in such Person’s consolidated financial statements secured in any manner by any lien upon any assets of such Person or any of its Consolidated Subsidiaries to the extent, in the case of indebtedness (other than under the Synthetic Lease Documents, for which “Debt” shall include the “Property Balance”, as such term is defined in the Synthetic Lease as in effect on the date hereof, subject to the last sentence of Section 1.03) for which recourse to such Person is limited to such assets, of the book value of the assets subject to the lien; provided that for purposes of the computation of any Debt there shall be no duplication of any item of primary or other indebtedness or other obligation referred to hereinabove, whether such item reflects the indebtedness or other obligation of such Person or any of its Consolidated Subsidiaries or of any entity not included in such Person’s consolidated financial statements.

     “Debt/EBITDA Ratio” has the meaning assigned to such term in Section 6.08(a).

     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     “Disclosed Matters” means the matters disclosed in Schedule 1.01.

     “Documentation Agent” means Wells Fargo Bank, National Association, in its capacity as documentation agent under the Credit Documents, together with its successors and assigns in such capacity.

     “dollars” or “$” refers to lawful money of the United States of America.

     “Domestic Subsidiary” means a direct or indirect Subsidiary of the Borrower organized under the laws of any State, the District of Columbia, the United States or any other political subdivision thereof.

     “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

     “Eligible Equity Interests” means, with respect to any First-Tier Foreign Subsidiary, all shares of capital stock or other Equity Interests of whatever class of such First-Tier Foreign Subsidiary, in each case together with any certificates evidencing the same, excluding, however, all shares of capital stock or other Equity Interests of such First-Tier Foreign Subsidiary which represent in excess of 65% of the combined voting power of all classes of capital stock or other Equity Interests of such First-Tier Foreign Subsidiary; provided, however, that if following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder which would change the maximum percentage of the total combined voting power of all classes of capital stock or other Equity Interests of any such First-Tier Foreign Subsidiary entitled to vote that may be pledged without causing (a) the undistributed earnings of such First-Tier Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to, or investment in United States property of, the owner of such capital stock or other Equity Interests or (b) other material adverse consequences to the Borrower and its Subsidiaries, then the 65% limitation set forth above shall be changed to 1% less than such maximum percentage.

     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

     “Event of Default” has the meaning assigned to such term in Article VII.

     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

     “Facility Usage” means, at the time in question, the sum of the Revolving Credit Exposure of all Lenders hereunder.

     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     “Financial Officer” means the chief financial officer, principal accounting officer, vice president of finance, treasurer or controller of the Borrower.

     “First-Tier Foreign Subsidiary” means a Foreign Subsidiary that is a direct Subsidiary of either the Borrower or a Domestic Subsidiary.

     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     “Foreign Subsidiary” means a direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

     “GAAP” means United States generally accepted accounting principles (including principles of consolidation), in effect from time to time.

     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Guarantors” means the Subsidiaries from time to time parties to the Guaranty Agreement.

     “Guaranty Agreement” the Guaranty Agreement, dated as of the date of this Agreement and executed and delivered by the Guarantors in favor of the Administrative Agent and each of the Lenders, substantially in the form of Exhibit B, as amended, restated, supplemented or otherwise modified from time to time (including, without limitation, by any joinder thereto executed and delivered after the date of this Agreement pursuant to Section 5.11 in order to effect the joinder therein of any additional Subsidiary).

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     “Highest Lawful Rate” means, with respect to the Administrative Agent or any Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received with respect to the Loans or on other amounts, if any, due to the Administrative Agent or such Lender pursuant to this Agreement or any other Credit Document, under laws applicable to the Administrative Agent or such Lender which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. To the extent required by applicable law in determining the Highest Lawful Rate with respect to the Administrative Agent or any Lender as of any date, there shall be taken into account the aggregate amount of all payments and charges theretofore charged, reserved or received by the Administrative Agent or such Lender hereunder or under the other Credit Documents which constitute or are deemed to constitute interest under applicable law.

     “Indemnified Taxes” means Taxes other than Excluded Taxes.

     “Information Memorandum” means the Confidential Information Memorandum dated December 2003 relating to the Borrower and the Transactions.

     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

     “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

     “Issuing Bank” means JPMorgan Chase Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.09 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.

     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Page 3750 of the Bridge Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

     “Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, operations or condition, financial or otherwise, of (i) the Borrower or (ii) the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the Borrower’s or any of its Subsidiaries’ ability to perform any of their respective obligations under the Credit Documents on a timely basis, or (c) a material impairment of the validity or enforceability of the rights of or the benefits available to the Administrative Agent and the Lenders under the Credit Documents or otherwise.

     “Material Indebtedness” means Debt (other than the Loans and Letters of Credit) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000.

     “Maturity Date” means January 19, 2007.

     “Maximum Aggregate Commitment” means $150,000,000.

     “Minimum Recourse Coverage” has the meaning assigned to such term in Section 5.11.

     “Moody’s” means Moody’s Investors Service, Inc.

     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Non-Operating Income/Expense” has the meaning assigned to such term in Section 5.11.

     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

     “Participant” has the meaning assigned to such term in Section 9.04.

     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

     “Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’ , warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens (provided such Liens do not (i) secure indebtedness for borrowed money or Capitalized Lease Obligations or (ii) also encumber unrelated assets of the Borrower or any Subsidiary), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

     provided that the term “Permitted Encumbrances” shall not include any Lien securing Debt.

     “Perot Family Member” means a member of the family of Ross Perot (an individual resident of the State of Texas), and any direct descendents thereof, or by or through marriage, or any Affiliate of any such Person, The Perot Foundation and any other charitable foundation or organization established by a Perot Family Member, and any trust or estate the settlor or the primarily beneficiaries of which consist of one or more of such Persons.

     “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, estate, unincorporated organization or Governmental Authority.

     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “Pledge Agreement” means a Pledge Agreement, to be dated as of the first date one or more Foreign Subsidiaries become Pledged Foreign Subsidiaries pursuant to Section 5.11, and to be executed and delivered by the Borrower and the other Pledgors in favor of the Administrative Agent, substantially in the form of Exhibit C, as amended, restated, supplemented or otherwise modified from time to time (including, without limitation, by any supplement thereto executed and delivered after the date of this Agreement pursuant to Section 5.11 in order (a) to effect the joinder of any additional Subsidiary or (b) to subject thereto any additional Equity Interests).

     “Pledged Foreign Subsidiary” means a Foreign Subsidiary, all Eligible Equity Interests of which have been pledged to the Administrative Agent under the Pledge Agreement.

     “Pledgors” means the Borrower and each of the Subsidiaries from time to time parties to the Pledge Agreement.

     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     “Principal Debt” means, on any date of determination, the aggregate unpaid principal balance of all Revolving Loans, plus (without duplication) the aggregate unpaid reimbursement obligations of the Borrower in respect of LC Disbursements.

     “Pro Rata Part” means, for any Lender, (a) the proportion which the Principal Debt owed to such Lender bears to the Principal Debt owed to all Lenders at the time in question, and (b) if no Principal Debt is outstanding, then the proportion that such Lender’s Commitment bears to the total Commitments of all Lenders.

     “Purchasing Lender” has the meaning assigned to such term in Section 2.09(d).

     “Register” has the meaning assigned to such term in Section 9.04.

     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

     “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

     “Responsible Officer” means the Chief Executive Officer, the President, the Chief Operating Officer, the General Counsel or any Financial Officer of the Borrower.

     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

     “Revolving Loan” means a Loan made pursuant to Section 2.03.

     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

     “Solvent” means, with respect to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person (both at fair valuation and at present fair saleable value) is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     “Subsidiary” means, with respect to any Person, any corporation, association or other business entity in which said Person or one or more Subsidiaries of said Person owns or controls, directly or indirectly, Equity Interests representing more than fifty percent (50%) of the ordinary voting power. As used herein with respect to the Borrower, the term “Subsidiary” shall include all direct and indirect Subsidiaries of the Borrower. Unless the context otherwise requires, “Subsidiary” shall refer to a Subsidiary of the Borrower.

     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

     “Synthetic Lease” means that certain Master Lease Agreement and Mortgage and Deed of Trust dated as of June 22, 2000 between Perot Systems Business Trust No. 2000-1 and PSC Management Limited Partnership.

     “Synthetic Lease Documents” means, collectively, the documents designated as “Operative Documents” pursuant to the Synthetic Lease (as in effect on the date hereof, subject to the last sentence of Section 1.03).

     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     “Transaction Expenses” means all costs and expenses incurred in connection with the preparation, execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby.

     “Transactions” means the execution, delivery and performance by (a) the Borrower of this Agreement, including without limitation the borrowing of Revolving Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and (b) the Borrower, the Guarantors and the Pledgors, as applicable, of the other Credit Documents to which each is a party.

     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

     SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to “the knowledge of the Borrower” or words of similar import shall mean the actual knowledge of any Responsible Officer of the Borrower. If the meaning of any term defined herein by reference to the meaning given in any Synthetic Lease Document is hereafter modified in such Synthetic Lease Document, upon written request by the Borrower, and subject to the written approval of the Administrative Agent and the Required Lenders, such approval to not be unreasonably withheld, such term will be given the meaning given in such Synthetic Lease Document as so modified.

     SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Synthetic Lease Documents are hereafter amended, in a manner reasonably satisfactory to the Administrative Agent, to provide that upon any change in GAAP that would affect the computation of any financial ratio or requirement set forth therein, (a) the parties thereunder shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, and (b) until so amended, (i) such ratio or requirement under the Synthetic Lease Documents shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide financial statements and other documents required under the Synthetic Lease Documents setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, then in such event this Section 1.04 shall upon the written request of the Borrower be modified in a substantially similar manner, such modification to be effected by an amendment that is executed in accordance with Section 9.02 by the Borrower and the Administrative Agent, each of the Lenders hereby consenting to such amendment in such manner.

ARTICLE II.

The Credits

     SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

     SECTION 2.02. Loans and Borrowings.

     (a)    Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

     (b)    Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option (but subject to Section 2.19) may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

     (c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $2,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding.

     (d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

     SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the same Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

     SECTION 2.04. Reserved.

     SECTION 2.05. Reserved.

     SECTION 2.06. Letters of Credit.

     (a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

     (b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that no provision in such application shall be deemed effective to the extent such provision contains, provides for, or requires covenants, representations, warranties, Liens, indemnities, reimbursements of costs or expenses, events of defaults, remedies or standards of care or to the extent such provision conflicts or is inconsistent with this Agreement. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.

     (c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date (or a date that is no more than 90 days after the Maturity Date if the Borrower has fully cash collateralized its obligations on or before the fifth Business Day prior to the Maturity Date in respect of such Letter of Credit in accordance with the provisions of Section 2.06(j) and otherwise on terms reasonably acceptable to the Administrative Agent and the Issuing Bank).

     (d)      Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s

Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

     (e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

     (f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any

Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder, provided in each case that the Issuing Bank has exercised care in accordance with the standard set forth in the penultimate sentence of this paragraph (f). Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

     (g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

     (h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

     (i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

     (j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent demanding, at the request or with the consent of the Required Lenders, the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, if any, which investments shall be made at the option and sole discretion of the Administrative Agent in short-term obligations issued or guaranteed by the United States or similar short-term conservative liquid investments and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing at least 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

     SECTION 2.07. Funding of Borrowings.

     (a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

     (b)    Unless the Administrative Agent shall have received prior notice from a Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing, the Administrative Agent may assume that such Lender has made such share available on the proposed date of such Borrowing in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the applicable Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

     SECTION 2.08. Interest Elections.

     (a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

     (b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

     (c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

     (d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

     (e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

     SECTION 2.09. Termination, Reduction and Increase of Commitments.

     (a)    Unless previously terminated, the Commitments shall terminate on the Maturity Date.

     (b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments.

     (c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

     (d)    So long as no Default or Event of Default exists or would arise as a result thereof, the Borrower may from time to time request any one or more Lenders to increase their respective Commitments or request other financial institutions first approved by Administrative Agent (such approval not to be unreasonably withheld or delayed) to agree to a Commitment (in an aggregate amount of not less than $10,000,000 or such lesser amount as may be available under the Maximum Aggregate Commitment), so that the total Commitments may be increased to no more than the Maximum Aggregate Commitment. Any such increase of Commitments must be effected by an amendment that is executed in accordance with Section 9.02 by the Borrower, the Administrative Agent, and the one or more Lenders who have agreed to increase their Commitments or by new Lenders who have agreed to new Commitments. No Lender is obligated to increase its Commitment under any circumstances, and no Lender’s Commitment may be increased except by its execution of an amendment to this Agreement in accordance with Section 9.02. Each new Lender providing any such additional Commitment shall be a “Lender” hereunder, entitled to the rights and benefits, and subject to the duties, of a Lender under the Credit Documents. In such case, each Lender’s Applicable Percentage shall be recalculated to reflect the new proportionate share of the revised total Commitments, and the Lender responsible for the additional Commitment (the “Purchasing Lender”) shall, immediately upon receiving notice from Administrative Agent, pay to each Lender an amount equal to its Pro Rata Part of the Principal Debt outstanding as of such date. All such payments with respect to the Principal Debt shall reduce the outstanding Principal Debt owed to each Lender receiving such payments and shall represent Loans hereunder to Borrower by the Purchasing Lender. The Purchasing Lender shall be entitled to share ratably in interest accruing on the balances purchased, at the rates provided herein for such balances, from and after the date of purchase. All new Borrowings hereunder occurring after an increase of the Commitments shall be funded in accordance with the Lenders’ revised Applicable Percentages.

     SECTION 2.10. Repayment of Loans; Evidence of Debt.

     (a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

     (b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

     (d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

     (e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

     SECTION 2.11. Prepayment of Loans.

     (a)    Subject to any breakage funding costs payable pursuant to Section 2.16, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section without premium or penalty.

     (b)    The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, which must be a Business Day, and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

     SECTION 2.12. Fees.

     (a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

     (b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate, and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

     (c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

     (d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

     SECTION 2.13. Interest.

     (a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate, but not to exceed the Highest Lawful Rate.

     (b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, but not to exceed the Highest Lawful Rate.

     (c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, but not to exceed the Highest Lawful Rate.

     (d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

     (e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

     SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

     (a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

     (b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

     SECTION 2.15. Increased Costs.

     (a)    If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

excluding, in each case, Taxes (with respect to which Section 2.17 shall govern), and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

     (b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

     (c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

     (d)      Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

     SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

     SECTION 2.17. Taxes.

     (a)    Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c)    The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability shall be delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank.

     (d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

     (f)    Upon written request of the Borrower, the Administrative Agent, the Issuing Bank and each Lender shall use commercially reasonable efforts to make any filings necessary to obtain any refund, deduction or credit of any Indemnified Taxes or Other Taxes as to which the Borrower has indemnified it or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17. If the Administrative Agent, the Issuing Bank or a Lender determines that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all actual out-of-pocket expenses of the Administrative Agent, the Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative

Agent, the Issuing Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Issuing Bank or such Lender in the event the Administrative Agent, the Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, the Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person or to attempt to take any position to obtain a refund, deduction or credit, which attempt would be inconsistent with any reporting position otherwise taken by the Administrative Agent, the Issuing Bank or such Lender on its applicable tax returns.

     (g)     Failure or delay on the part of the Administrative Agent, the Issuing Bank or any Lender to demand payment of any amounts pursuant to this Section shall not constitute a waiver of the Administrative Agent’s, the Issuing Bank’s or such Lender’s right to demand payment thereof; provided that the Borrower shall not be required to make any payment pursuant to this Section for any amounts incurred more than 18 months prior to the date that the Administrative Agent, the Issuing Bank or such Lender, as the case may be, notifies the Borrower of the Administrative Agent’s, the Issuing Bank’s or such Lender’s intention to demand payment thereof.

     SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

     (a)     The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

     (b)     If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

     (c)     If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

     (d)     Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

     (e)     If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

     SECTION 2.19. Mitigation Obligations; Replacement of Lenders. Each Lender’s claims for reimbursements, payments, indemnities or otherwise under Sections 2.15, 2.16, or 2.17 and Borrower’s obligations with respect thereto shall be limited and qualified by and subject to the following:

     (a)     Each Lender that asserts its rights with respect thereto or that is seeking or imposing such reimbursement, payment or indemnity shall provide evidence regarding the basis of such claim and the calculation and application thereof in reasonable detail and, in determining such amount, each Lender may use reasonable methods of attribution and averaging.

     (b)     If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (c)     If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III.

Representations and Warranties

     The Borrower represents and warrants to the Administrative Agent and the Lenders that:

     SECTION 3.01. Organization; Power. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

     SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s and each applicable Credit Party’s corporate (or equivalent) powers and have been duly authorized by all necessary corporate (or equivalent) action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Each of the other Credit Documents has been duly executed and delivered by each of the Borrower and the other Credit Parties that is a party thereto, and constitutes a legal, valid and binding obligation of each of the Borrower and the other Credit Parties that is a party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries (other than asset transfer restrictions set forth in such agreements or instruments that could be violated by the creation and perfection of Liens under the Pledge Agreement, none of which violations could reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate), and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries pursuant to any indenture or other material agreement or instrument binding upon the Borrower or any of its Subsidiaries or its assets.

     SECTION 3.04. Financial Condition; No Material Adverse Change.

     (a)     The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2002, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2003, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

     (b)     Since December 31, 2002, there has been no material adverse change in the business, assets, liabilities, operations or condition, financial or otherwise, of (i) the Borrower or

(ii)  the Borrower and its Subsidiaries, taken as a whole. This representation is made subject to and in reliance upon paragraph (c) below.

     (c)     By execution and delivery of this Agreement (or an Assignment and Assumption, in the case of any Person that becomes a Lender after the Effective Date), the Administrative Agent and each Lender confirm that nothing contained or disclosed in the Borrower’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 filed with the Securities and Exchange Commission constitutes an event, development or circumstance that constituted or resulted in a material adverse change of the type described in paragraph (b) above.

     SECTION 3.05. Title to Properties. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business, and except for any failure, defect or other matter that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 3.06. Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve this Agreement, any other Credit Document or the Transactions.

     SECTION 3.07. Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

     SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished, taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

     SECTION 3.12. Subsidiaries. All of Borrower’s Subsidiaries are identified on the attached Schedule 3.12 (or disclosed in writing to Administrative Agent after the date of this Agreement to reflect any changes to the schedule as a result of transactions permitted by this Agreement). All of the outstanding Equity Interests (or similar voting interests) of such Subsidiaries are (a) duly authorized and validly issued, and fully paid and nonassessable, (b) owned of record and beneficially as set forth on the attached Schedule 3.12, free and clear of any Liens, restrictions, claims, or rights of another Person, other than Permitted Encumbrances, and (c) not subject to any warrant, option, or other right of any Person, to acquire the same or subject to any restriction on transfer thereof, except for restrictions imposed by securities laws and general corporate or partnership laws.

     SECTION 3.13. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

     SECTION 3.14. Intellectual Property. To the Borrower’s knowledge, other than Disclosed Matters, and except as could not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate, the Borrower and each of its Subsidiaries own or have sufficient legally enforceable rights to use all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct their respective businesses as heretofore conducted by them, now conducted by them, and now proposed to be conducted by them. To the Borrower’s knowledge, the Borrower and each of its Subsidiaries are conducting their respective businesses without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret, or other intellectual property right of others, other than Disclosed Matters and other than any such infringements or claims which, if successfully asserted against or determined adversely to the Borrower or any of its Subsidiaries, could not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate. To the Borrower’s knowledge, no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret, or other intellectual property of the Borrower or any of its Subsidiaries exists, except Disclosed Matters and except where the Borrower or such Subsidiary is actively prosecuting to cease such infringement, or such infringement if continued unabated could not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate.

     SECTION 3.15. Margin Stock. “Margin stock”, as defined in Regulation U (12 C.F.R. Part 221) of the Board, constitutes less than 25% of those assets of the Borrower or any of its Subsidiaries which are subject to any limitation on sale, pledge, or other restrictions hereunder. None of the proceeds of any Loans hereunder will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute the Transactions or any part thereof a “purpose credit” within the meaning of such Regulation U. Neither the Borrower nor any of its Subsidiaries, nor any agent acting on behalf of any of the foregoing, has taken or will take any action which might cause this Agreement or the Transactions to violate Regulation U, Regulation T or any other regulation of the Board or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.

     SECTION 3.16. Labor Matters. There are no actual or threatened strikes, labor disputes, slow downs, walkouts, or other concerted interruptions of operations by the employees of the Borrower or any of its Subsidiaries except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters, other than any such violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on its books, other than any such non-payments that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.17. Solvency. The Borrower and each of the Guarantors and Pledgors are, and after giving effect to the Transactions will be, Solvent.

ARTICLE IV.

Conditions

     SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

     (a)     The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

     (b)     The Administrative Agent (or its counsel) shall have received from each party to the Guaranty Agreement either (i) a counterpart of the Guaranty Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Guaranty Agreement) that such party has signed a counterpart of the Guaranty Agreement.

     (c)     The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Thompson & Knight L.L.P., counsel for the Borrower and the other Credit Parties, substantially in the form of Exhibit D-1, and (ii) Rex Mills, Associate General Counsel of the Borrower, substantially in the form of Exhibit D-2, and in each case covering such other matters relating to the Borrower, the other Credit Parties, this Agreement, the other Credit Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

     (d)     The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and each of the other Credit Parties in their respective jurisdictions of organization, the authorization of the Transactions and any other legal matters relating to the Borrower and the other Credit Parties, this Agreement, the other Credit Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

     (e)     The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

     (f)     The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

     (g)     The Administrative Agent shall have received evidence that all governmental and third-party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect.

     (h)     The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, setting forth reasonably detailed calculations demonstrating compliance, on a pro forma basis (after giving effect to the Transactions) with Sections 5.11, 6.01, 6.02 and 6.08.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 6:00 p.m., New York City time, on January 20, 2004 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

     SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

     (a)     The representations and warranties of the Borrower and its Subsidiaries set forth in this Agreement and the other Credit Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (other than representations and warranties that by the specific terms thereof apply only as of an earlier date, which representations and warranties shall be true and correct on and as of such earlier date).

     (b)     At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V.

Affirmative Covenants

     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

     SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

     (a)     within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited in accordance with generally accepted auditing standards and reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

     (b)     within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations,

stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

     (c)     concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 5.11, 6.01, 6.02 and 6.08 and (iii) upon the request of the Administrative Agent in connection with the financial covenants set forth in Section 5.11, copies of the Borrower’s internal work papers evidencing or otherwise relating to the consolidating computations used in determining compliance with such Section 5.11;

     (d)     promptly after the same become publicly available, copies of all 10-K, 10-Q and 8-K filings and all proxy statements filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its stockholders generally, as the case may be;

     (e)     following the end of each fiscal year of the Borrower and no later than 30 Business Days after approval by the Board of Directors of the Borrower, but in any event no later than 90 days after the end of each fiscal year, a consolidated budget of the Borrower and its Subsidiaries prepared by management of the Borrower for the next fiscal year that includes projected consolidated income statements, balance sheets and cash flow statements, and projections of EBITDA, in each case on a consolidated basis for the Borrower and its Subsidiaries for each of the four fiscal quarters occurring during such fiscal year; and

     (f)     promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or any other Credit Document, as the Administrative Agent or any Lender may reasonably request.

     SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following promptly after the Borrower has knowledge thereof:

     (a)     the occurrence of any Default or Event of Default;

     (b)     the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

     (c)     the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

     (d)     any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

     SECTION 5.03. Existence; Conduct of Business. The Borrower (a) will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (b) will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect the legal existence of each of its Subsidiaries and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and each of its Subsidiaries; provided that the foregoing clause (b) shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (ii) a termination of the existence of any Subsidiary or of any rights, licenses, permits, privileges and franchises of the Borrower or any Subsidiary if the Borrower determines in good faith that such termination is in the best interests of the Borrower and could not reasonably be expected to result in a Material Adverse Effect; provided, further, that the Borrower shall not terminate or permit the termination of the existence of any Subsidiary that is a Credit Party unless (A) no Default or Event of Default shall exist, both before and immediately after giving effect to such termination of existence, and (B) the Borrower shall have provided the Administrative Agent with a certificate, dated the effective date of such termination of existence and signed by a Financial Officer of the Borrower, setting forth reasonably detailed calculations demonstrating compliance with the covenants set forth in Sections 5.11, 6.01, 6.02 and 6.08 on a pro forma basis (after giving effect to such termination of existence and, other than in respect of Debt, using the financial position and components thereof as of the end of the fiscal quarter then most recently ended and the results of operations and components thereof for the period of four consecutive fiscal quarters then most recently ended).

     SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that if not paid could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted except for any failure that could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

     SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

     SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, in each case applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for (a) general corporate purposes of the Borrower and its Subsidiaries and (b) to finance, in whole or in part, acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the purposes specified in clauses (a) and (b) of this Section.

     SECTION 5.09. Preservation and Protection of Rights. The Borrower shall, and shall cause each of the other Credit Parties to, perform such acts and duly authorize, execute, acknowledge, deliver, file and record any additional documents, instruments, and certificates as the Administrative Agent may reasonably determine to be necessary in order to perfect, preserve and maintain the priority of the security interests created under the Pledge Agreement.

     SECTION 5.10. Environmental Laws. The Borrower shall, and shall cause each of its Subsidiaries to:

     (a)     conduct its business so as to comply with all applicable Environmental Laws and shall promptly take corrective action to remedy any noncompliance with any Environmental Law, except where failure to so comply or take such action, could not reasonably be expected to result in a Material Adverse Effect, either individually or in the aggregate; and

     (b)     promptly investigate and remediate any known release or threatened release of any Hazardous Materials on any property owned by the Borrower or any of its Subsidiaries or at any facility operated by the Borrower or any of its Subsidiaries to the extent and degree necessary to comply with applicable law and to assure that any release or threatened release does not result in a substantial endangerment to human health or the environment except to the extent, in each case, that the failure to do so could not reasonably be expected to result in a Material Adverse Event, either individually or in the aggregate.

     SECTION 5.11. Minimum Recourse Coverage; Additional Guarantors and Pledged Equity Interests.

     (a)     As used in this Section 5.11, “Minimum Recourse Coverage” means

(i) the sum of (A) EBITDA of the Borrower plus (B) the aggregate EBITDA of all Guarantors shall not be less than 65% of Consolidated EBITDA, in each case for the period of four consecutive fiscal quarters then most recently ended; and

(ii) the sum of (A) EBITDA of the Borrower plus (B) the aggregate EBITDA of all Guarantors plus (C) the aggregate EBITDA of all Pledged Foreign Subsidiaries plus (D) the aggregate EBITDA of all Foreign Subsidiaries that are Subsidiaries of Pledged Foreign Subsidiaries, shall not be less than 85% of Consolidated EBITDA, in each case for the period of four consecutive fiscal quarters then most recently ended;

provided that for purposes of this paragraph (a), “EBITDA” for each applicable entity shall be calculated for such entity in the same manner as “Consolidated EBITDA” is calculated for the Borrower and its Subsidiaries, but on a stand-alone basis for such entity without consolidation with any other Person, eliminating, however, unless otherwise agreed by the Borrower and the Administrative Agent, (x) in the case of clause (a)(i), debits and credits between any Subsidiary that is not a Guarantor on the one hand and the Borrower or a Guarantor on the other hand in respect of Non-Operating Income/Expense, and (y) in the case of clause (a)(ii), debits and credits between any Subsidiary that is not a Guarantor, a Pledged Foreign Subsidiary or a Foreign Subsidiary that is a Subsidiary of a Pledged Foreign Subsidiary on the one hand and the Borrower, a Guarantor, a Pledged Foreign Subsidiary or a Foreign Subsidiary that is a Subsidiary of a Pledged Foreign Subsidiary on the other hand in respect of Non-Operating Income/Expense. For purposes of this Section 5.11, “Non-Operating Income/Expense” means income or expense other than (I) income derived from or expense incurred in connection with the delivery of goods or services to a Person other than the Borrower or its Subsidiaries, whether directly or indirectly as a subcontractor of the Borrower or another Subsidiary, and (II) income derived from or expense incurred in connection with selling, general and administrative services.

     (b)     In the event that the consolidated financial statements and accompanying Financial Officer’s certificate or related work papers delivered to the Administrative Agent and the Lenders under Section 5.01 for any period indicate that the Borrower has not complied with the Minimum Recourse Coverage for such period, the Borrower shall cause one or more Domestic Subsidiaries to become Guarantors within 10 days after delivery of such financial statements and Financial Officer’s certificate and/or cause one or more Foreign Subsidiaries to become Pledged Foreign Subsidiaries within 30 days after delivery of such financial statements and Financial Officer’s certificate, in each case in accordance with paragraphs (c) and/or (d) below and such that, after giving effect thereto, the Borrower would have complied with the Minimum Recourse Coverage had such Domestic Subsidiaries been Guarantors and/or such Foreign Subsidiaries been Pledged Foreign Subsidiaries during the applicable period of determination. Prior to or contemporaneously with any such addition of Guarantors or Pledged Foreign Subsidiaries, the Borrower shall provide the Administrative Agent with a certificate signed by a Financial Officer of the Borrower, certifying as to such compliance and setting forth in reasonable detail calculations demonstrating such compliance (including, without limitation, the elimination of all Non-Operating Income/Expense debits and credits, as and to the extent required under paragraph (a) above).

     (c)     If and to the extent required under paragraph (b) above, the Borrower shall from time to time cause one or more Domestic Subsidiaries to become a Guarantor under the Guaranty Agreement by (i) executing and delivering a joinder to the Guaranty Agreement, in the form attached as Annex A to the Guaranty Agreement and (ii) executing and delivering such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including certified resolutions and other organizational documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form and scope reasonably satisfactory to the Administrative Agent.

     (d)     If and to the extent required under paragraph (b) above, the Borrower shall from time to time cause all Eligible Equity Interests of one or more First-Tier Foreign Subsidiaries to be pledged to the Administrative Agent to secure the obligations of the Borrower and the other Credit Parties under this Agreement and the other Credit Documents by, (i)(A) in the case of the first instance in which one or more Foreign Subsidiaries are to become Pledged Foreign Subsidiaries pursuant to this Section 5.11, executing and delivering and, if necessary, causing one or more Subsidiaries to execute and deliver, the Pledge Agreement, and (B) in the case of all subsequent instances in which one or more Foreign Subsidiaries are to become Pledged Foreign Subsidiaries pursuant to this Section 5.11, causing any applicable Subsidiary that has not previously executed and delivered the Pledge Agreement or a joinder thereto to execute and deliver a joinder to the Pledge Agreement in the form attached as Annex B to the Pledge Agreement and/or executing and delivering, or causing any applicable Subsidiary to execute and deliver, a supplement to the Pledge Agreement in the form attached as Annex A to the Pledge Agreement, as applicable, pledging all Eligible Equity Interests of such First-Tier Foreign Subsidiar(y)(ies), (ii) pursuant to the Pledge Agreement, delivering or causing the applicable Subsidiary to deliver to the Administrative Agent all certificates, stock powers and other documents required by the Pledge Agreement with respect to all such Eligible Equity Interests and any such First-Tier Foreign Subsidiary, (iii) taking or causing the applicable Subsidiary to take such other actions, all as may be necessary to provide the Administrative Agent with a first priority perfected pledge of and security interest in such Eligible Equity Interests in such First-Tier Foreign Subsidiar(y)(ies), and (iv) executing and delivering such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including certified resolutions and other organizational documents of the applicable Pledgor and favorable opinions of counsel to such Pledgor (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the first priority perfected nature of the security interest granted thereby), all in form and scope reasonably satisfactory to the Administrative Agent.

     (e)     The Borrower may obtain from time to time the release from the Guaranty Agreement of one or more Domestic Subsidiaries and/or the release from the pledge of Eligible Equity Interests under the Pledge Agreement of one or more First-Tier Foreign Subsidiaries if (i) no Default or Event of Default shall exist, both before and immediately after giving effect to such release, (ii) after giving effect thereto the Borrower would have complied with the Minimum Recourse Coverage had such Domestic Subsidiaries not been Guarantors and/or such

Foreign Subsidiaries not been Pledged Foreign Subsidiaries during the applicable period of determination and (iii) the Borrower shall have provided the Administrative Agent with a certificate signed by a Financial Officer of the Borrower and setting forth in reasonable detail calculations demonstrating compliance with clauses (i) and (ii).

ARTICLE VI.

Negative Covenants

            Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

     SECTION 6.01. Subsidiary Debt. The Borrower will not permit any Subsidiary that is not a Guarantor or that is not a Pledged Foreign Subsidiary to, create, incur, assume or permit to exist any Debt, except:

     (a)     Debt of any such Subsidiary owing to the Borrower or to any Guarantor; and

     (b)     other Debt of any such Subsidiary; provided that the aggregate outstanding principal amount of Debt of all Subsidiaries permitted at any time by this clause (b) shall not exceed an amount equal to 5% of Consolidated Net Worth as of the last day of the then most recently ended fiscal quarter of the Borrower.

     SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable but excluding the assignment or sale of accounts receivable for collection purposes in the ordinary course of business) or rights in respect of any thereof, except:

     (a)     Liens securing the obligations of the Credit Parties under the Credit Documents;

     (b)     Permitted Encumbrances;

     (c)     Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary (or by a Person that subsequently becomes a Subsidiary or is merged into Borrower or any Subsidiary) and securing Debt (including Capitalized Lease Obligations) of the Borrower or any Subsidiary or such Person incurred to finance such acquisition, construction or improvement; provided that (i) such Liens and the Debt secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary or such Person;

     (d)     Liens on property of a Person existing at the time such person becomes a Subsidiary or is merged into or consolidated with Borrower or any of its Subsidiaries; provided that (i) such Liens were in existence prior to such acquisition, merger or consolidation, (ii) such Liens are limited to the assets so encumbered prior to such acquisition, merger or consolidation, and (iii) such Liens were not granted in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, further, that such Liens, to the extent not permitted under clause (e) below, are discharged within 90 days following the consummation of such acquisition, merger or consolidation; and

     (e)     other Liens on property or assets of the Borrower or any of its Subsidiaries; provided that the aggregate outstanding principal amount of Debt secured by Liens permitted by this clause (e) (excluding any such Debt that is permitted at such time under Section 6.01(b)) shall not at any time exceed an amount equal to 5% of consolidated total assets of the Borrower and its Subsidiaries as of the last day of the then most recently ended fiscal quarter of the Borrower (adjusted to give pro forma effect to any Acquisition consummated after such last day of the then most recently ended fiscal quarter).

     SECTION 6.03. Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, including through a sale or other transfer or issuance of Equity Interests in its Subsidiaries, or liquidate or dissolve; provided that, notwithstanding the foregoing, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (a) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (b) any Person may merge with or into any Subsidiary (so long as such merger, together with any other transaction or series of transactions, would not result in a transfer of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole), and (c) subject, in the case of a Credit Party, to the proviso at the end of Section 5.03, any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower.

     SECTION 6.04. Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase or otherwise acquire, directly or indirectly, in any transaction or series of transactions, (a) any ongoing business or all or substantially all of the assets of any other Person or division thereof, whether through purchase of assets, merger or otherwise, (b) control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position of such Person if the business affairs of such Person are managed by a board of directors or other governing body or (c) control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body (each, and “Acquisition”) unless, in each case, no Default or Event of Default exists at the time of such Acquisition or would arise as a result thereof.

     SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries) and (b) Swap

Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

     SECTION 6.06. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions (a) each involving total consideration of less than $250,000, (b) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (c) between or among the Borrower and its Subsidiaries not involving any other Affiliate of the Borrower or (d) consisting of the declaration or payment of dividends or other distributions (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or payments (whether in cash, securities or other property), including any sinking fund or similar deposits, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

     SECTION 6.07. Agreements Restricting Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Debt of the Borrower or any other Subsidiary; provided that the foregoing shall not apply to restrictions and conditions imposed by law, hereunder or under any of the other Credit Documents, under the Synthetic Lease Documents (solely with respect to the Subsidiary that is the lessee thereunder) or to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale (provided such restrictions and conditions apply only to the Subsidiary that is to be sold).

     SECTION 6.08. Financial Covenants.

     (a)     Debt/EBITDA Ratio. The Borrower will not, at any time, permit the ratio of Consolidated Funded Indebtedness at such time to Consolidated EBITDA for the period of four consecutive fiscal quarters then most recently ended (the “Debt/EBITDA Ratio”) to exceed 1.75 to 1.00;

provided that if (i) the Synthetic Lease Documents are hereafter amended or (ii) the obligations of the Borrower under the Synthetic Lease Documents are hereafter refinanced with the proceeds of a replacement credit facility, in each case providing for a maximum Debt/EBITDA Ratio thereunder of greater than 1.75 to 1.00, this Section 6.08(a) shall upon the written request of the Borrower be modified to increase the Debt/EBITDA Ratio hereunder to the same level as set forth in such amended Synthetic Lease Documents or such replacement credit facility, as applicable, but not greater than 2.25 to 1.00; provided, further, however, that if such amended Synthetic Lease Documents or such replacement credit facility, as applicable, contain additional financial covenants or financial covenants more restrictive than those set forth in the Synthetic

Lease Documents as of the date of this Agreement, this Section 6.08 shall also be modified concurrently therewith to add such additional or more restrictive financial covenants. Any such modification or modifications shall be effected by an amendment that is executed in accordance with Section 9.02 by the Borrower and the Administrative Agent, each of the Lenders hereby consenting to such amendment in such manner.

     (b)     Interest Coverage Ratio. The Borrower will not, at any time, permit the ratio of Consolidated EBIT to Consolidated Interest Expense, in each case for the period of four consecutive fiscal quarters then most recently ended, to be less than 6.00 to 1.00.

     (c)     Capitalization Ratio. The Borrower will not, at any time, permit the ratio of Consolidated Funded Indebtedness at such time to the sum of Consolidated Funded Indebtedness at such time plus Consolidated Net Worth at such time to exceed 0.45 to 1.00.

     (d)     Current Ratio. The Borrower will not, at any time, permit the ratio of its consolidated current assets at such time to its consolidated current liabilities at such time to be less than 1.25 to 1.00.

ARTICLE VII.

Events of Default

     If any of the following events (“Events of Default”) shall occur:

     (a)     the Borrower (and, if applicable, any Guarantor or Pledgor) shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

     (b)     the Borrower (and, if applicable, any Guarantor or Pledgor) shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any of the other Credit Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

     (c)     any representation or warranty made or deemed made by or on behalf of the Borrower or any other Credit Party in or in connection with this Agreement, any other Credit Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Credit Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

     (d)     the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.08 or in any provision of Article VI;

     (e)     the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), or the Borrower or any other Credit Party shall fail to observe or perform any covenant or agreement contained in any other Credit Document to which it is a party, and in each case such failure shall continue unremedied for a period of 30 days after delivery of notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

     (f)     the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or any other event or condition occurs, in each case that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (i) any condition for the giving of notice, the lapse of time or both shall have occurred and (ii) this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt;

     (g)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

     (h)     the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

     (i)     the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

     (j)     one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by independent third-party insurance provided by a solvent insurer) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

     (k)     an ERISA Event shall have occurred that, in the reasonable judgment of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

     (l)     an “Event of Default” under (and as such term is defined in) any of the Synthetic Lease Documents shall occur;

     (m)     a Change in Control shall occur; or

     (n)     (i) any Credit Document, other than the Pledge Agreement or any ancillary Credit Document entered in connection therewith for the purpose of creating, perfecting or preserving Liens thereunder, shall at any time after its execution and delivery and for any reason, cease to be in full force and effect in any material respect or be declared to be null and void (other than in accordance with its terms); (ii) the Pledge Agreement or any ancillary Credit Document entered in connection therewith for the purpose of creating, perfecting or preserving Liens thereunder shall at any time after its execution and delivery and for any reason, cease to be in full force and effect in any material respect or be declared to be null and void (other than in accordance with its terms), and in each case such cessation or declaration shall continue unremedied for a period of 30 days after delivery of notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); or (iii) the validity or enforceability of any Credit Document shall be contested by any Credit Party party thereto or any Credit Party shall deny in writing that it has any or any further liability or obligation under any such Credit Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders, by notice to the Borrower, take any one or more of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately (and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate); (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, including, without limitation, notice of acceleration and notice of intent to accelerate, all of which are hereby waived by the Borrower (and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, including, without limitation, notice of acceleration and notice of intent to accelerate, all of which are hereby waived by the Borrower); (iii) reduce any claim to judgment; (iv) to the extent permitted by applicable law, exercise (or request each Lender to, and each Lender shall be entitled to, exercise) rights of offset or bankers’ liens against the interest of any Credit Party in and to every account and other property of any Credit Party that is in the possession of the Administrative Agent or any Lender to the extent of the full amount of all obligations under this agreement and the other Credit Documents (each Credit Party being deemed, to the fullest extent permitted by applicable law, directly obligated to the Administrative Agent and each Lender in the full amount of all such obligations for such purposes); and (v) exercise any and all other legal or equitable rights and remedies afforded by the Credit Documents or under applicable law.

ARTICLE VIII.

The Administrative Agent

     (a)     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

     (b)     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

     (c)     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default (other than a Default or Event of Default under clause (a) or (b) of Article VII in respect of any amount payable to the Administrative Agent) unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     (d)     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     (e)     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     (f)     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

     (g)     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this

Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX.

Miscellaneous

     SECTION 9.01. Notices.

     (a)     Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 2300 West Plano Parkway, Plano, Texas 75075, Attention of Vice President of Finance (Telecopy No. 972-577-6790), with copies to the same address to the Attention of Treasurer (Telecopy No. 972-577-6791) and to the Attention of the General Counsel (Telecopy No. 972-577-6085);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, 2200 Ross Avenue, 5th Floor, Dallas, Texas 75201, Attention of Relationship Manager (Mae Reeves) (Telecopy No. (214) 965-2884), with a copy to JPMorgan Chase Bank, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of Agency Services (Oliver Chang) (Telecopy No. (713) 750-2666);

(iii) if to the Issuing Bank, to JPMorgan Chase Bank, 2200 Ross Avenue, 5th Floor, Dallas, Texas 75201, Attention of Relationship Manager (Mae Reeves) (Telecopy No. (214) 965-2884); and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

     (b)     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

     (c)     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     SECTION 9.02. Waivers; Amendments.

     (a)     No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

     (b)     Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement (except as provided in Section 2.09(d)) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

     SECTION 9.03. Expenses; Indemnity; Damage Waiver.

     (a)     The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-

pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. The Administrative Agent, the Issuing Bank and each Lender agree, to the extent feasible, and to the extent a conflict of interest does not exist in the good faith opinion of the Administrative Agent, the Issuing Bank or any Lender, to use one law firm in each applicable jurisdiction in connection with matters addressed in the foregoing clause (iii), to the extent they seek reimbursement for the expenses thereof from the Borrower.

     (b)     The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Credit Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and to the other Credit Documents of their respective obligations hereunder and thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting any provision of this Agreement or any other Credit Document, it is the express intention of the parties hereto that EACH INDEMNITEE SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH INDEMNITEE.

     (c)     To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

     (d)     To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document, any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

     (e)     All amounts due under this Section shall be payable promptly after written demand therefor.

     SECTION 9.04. Successors and Assigns.

     (a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement or any other Credit Document, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Credit Documents.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

For the purposes of this Section 9.04(b)(i), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Credit Documents; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Credit Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement and the other Credit Documents (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement and the other Credit Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement and the other Credit Documents that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Credit Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)(i) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement and the other Credit Documents unless it has been recorded in the Register as provided in this paragraph.

(ii) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement and the other Credit Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Credit Documents; provided, further, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of

Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

     (d)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Credit Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any of and the other Credit Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement and the other Credit Documents or any provision hereof or thereof.

     SECTION 9.06. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     SECTION 9.08. Governing Law; Jurisdiction; Consent to Service of Process.

     (a)     EXCEPT AS OTHERWISE PROVIDED IN ANY CREDIT DOCUMENT, THE LAWS OF THE STATE OF TEXAS (OTHER THAN CONFLICT-OF-LAW PROVISIONS THEREOF) SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES TO THE CREDIT DOCUMENTS AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THE CREDIT DOCUMENTS.

     (b)     The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the State of Texas or of the United States District Court for the Northern District of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Credit Documents against the Borrower or its properties in the courts of any jurisdiction.

     (c)     The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Credit Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d)     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 9.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF

ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 9.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     SECTION 9.11. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any of the other Credit Documents, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any of the other Credit Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any of the other Credit Documents, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations or (iii) any of its agents or advisors (other than its accountants and legal counsel), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     SECTION 9.12. Interest Rate Limitation. All agreements between the Borrower, any of the other Credit Parties, the Administrative Agent or any Lender, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made or otherwise, shall the amount contracted for, charged, reserved or received by the Administrative Agent or any Lender for the use, forbearance or detention of the money to be loaned under this Agreement or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other Credit Document exceed the Highest Lawful Rate. If, as a result of any circumstances whatsoever, fulfillment by the Borrower or any of its Subsidiaries of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law or result in the Administrative Agent or any Lender having or being deemed to have contracted for, charged, reserved or received interest (or amounts deemed to be interest) in excess of the maximum lawful rate or amount of interest allowed by applicable law to be so contracted for, charged, reserved or received by the Administrative Agent or such Lender, then, ipso facto, the obligation to be fulfilled by the Borrower or any of its Subsidiaries, as applicable, shall be reduced to the limit of such validity, and if, from any such circumstance, the Administrative Agent or any Lender shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be excessive interest shall be refunded to the Borrower or the applicable Subsidiary, as applicable, or, to the extent (a) permitted by applicable law and (b) such excessive interest does not exceed the unpaid principal balance of the Loans and the amounts owing on other obligations of the Borrower or any of its Subsidiaries, as applicable, to the Administrative Agent or any Lender under any Credit Document, applied to the reduction of the principal amount owing on account of the Loans or the amounts owing on other obligations of the Borrower or any of its Subsidiaries, as applicable, to the Administrative Agent or any Lender under any Credit Document and not to the payment of interest. All sums paid or agreed to be paid to the Administrative Agent or any Lender for the use, forbearance, or detention of the indebtedness of the Borrower or any of its Subsidiaries, as applicable, to the Administrative Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full of the principal thereof (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate. The terms and provisions of this Section shall control and supersede every other provision hereof and of all other agreements between the Borrower or any of its Subsidiaries and the Administrative Agent and the Lenders.

     SECTION 9.13. Inapplicability of Chapter 346 et seq. The Borrower, the Administrative Agent and the Lenders hereby agree that the provisions of Chapter 346 of the Texas Finance Code, which replaced Tex. Rev. Civ. Stat. Ann. art. 5069-15.01 et seq. (Vernon 1987) (regulating certain revolving credit loans and revolving tri-party accounts), shall not apply to this Agreement or any of the other Credit Documents.

     SECTION 9.14. Waiver of Consumer Rights. THE BORROWER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ. BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, THE BORROWER VOLUNTARILY CONSENTS TO THIS WAIVER. THE BORROWER EXPRESSLY WARRANTS AND REPRESENTS THAT IT (a) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO THE ADMINISTRATIVE AGENT AND THE LENDERS, AND (b) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     SECTION 9.15. Co-Syndication Agents and Documentation Agent. The Lenders identified in this Agreement as “Co-Syndication Agents” and “Documentation Agent”, respectively, have no right, power, obligation, liability, responsibility or duty under this

Agreement other than those applicable to all Lenders as such. Without limitation of the foregoing, the Lenders so identified as “Co-Syndication Agents” and “Documentation Agent”, respectively, shall not have and shall not be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Lenders so identified as “Co-Syndication Agents” and “Documentation Agent”, respectively, in taking or not taking action hereunder.

     SECTION 9.16. FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of this page blank; signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PEROT SYSTEMS CORPORATION, as Borrower

By:	/s/ Russell Freeman

	Name:	Russell Freeman
	Title:	Vice President and Chief Financial Officer

By:	/s/ John Harper

	Name:	John Harper
	Title:	Vice President

JPMORGAN CHASE BANK, as Administrative Agent, as Issuing Bank and as a Lender

By:	/s/ Mae Reeves

	Name:	Mae Reeves
	Title:	Vice President

KEYBANK NATIONAL ASSOCIATION, as Co-Syndication Agent and as a Lender

By:	/s/ Michael Vegh

	Name:	Michael Vegh
	Title:	Portfolio Manager

SUNTRUST BANK, as Co-Syndication Agent and as a Lender

By:	/s/ Michael S. Murphey

	Name:	Michael S. Murphey
	Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agent and as a Lender

By:	/s/ Zach Johnson

	Name:	Zach Johnson
	Title:	Vice President

SOUTHWEST BANK OF TEXAS, N.A., as a Lender

By:	/s/ Melinda N. Jackson

	Name:	Melinda N. Jackson
	Title:	Senior Vice President

SOUTHTRUST BANK, as a Lender

By:	/s/ Louis W. Edward

	Name:	Louis W. Edward
	Title:	Vice President

COMERICA BANK, as a Lender

By:	/s/ Janet Wheeler

	Name:	Janet Wheeler
	Title:	Corporate Banking Officer